10f-3 REPORT

SMITH BARNEY FUNDAMENTAL VALUE FUND INC.

August 1, 2004 through October 31, 2004

         Trade					      %received % of
Issuer    Date	    Dealer   Shares  Amount	Price 	by fund Issue(1)
Digital  10/28/2004 Merrill  483,100 $5,797,200 $12.00  2.42%    4.50%
Reality Trust Inc    Lynch



(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.







10f-3 REPORT

SMITH BARNEY FUNDAMENTAL VALUE FUND INC.

November 1, 2004 through January 31, 2005

              Trade				        % received % of
Issuer        Date     Dealer Shares	Amount	  Price	 by fund   Issue(1)
TODCO-CL A  12/16/2004 Morgan  126,600 $2,278,800 $18.00   0.974%  3.462%
                       Stanley



(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.